Exhibit 99.1
March 26, 2008
Reston, VA
Stanley-Martin Communities, LLC (“STANMA”)
Stanley-Martin Communities, LLC Reports Fourth Quarter 2007 and Year End Results
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three and twelve month periods ended December 31, 2007. Stanley-Martin preliminary financial highlights are as follows:
•	Fourth quarter 2007 total revenues of $51.9 million decreased 24.0% from fourth quarter 2006 revenues of $68.3 million. Total revenues for the twelve months ended December 31, 2007 were $170.0 million, down $80.3 million or 32.1% from $250.3 million in 2006.

•	Net income (loss) for the fourth quarter 2007 was $(10.7) million, down $11.5 million from $0.8 million in the fourth quarter 2006. Fourth quarter 2007 and 2006 net income were adversely impacted by a $13.6 million and $4.3 million impairment charge, respectively. Net income (loss) for the twelve months ended December 31, 2007 was $(21.2) million, down $39.8 or 214% from $18.6 million for the twelve months ended December 31, 2006. Net income for the twelve months ended December 31, 2007 and 2006 were adversely impacted by a $33.0 million and $9.2 million impairment charge, respectively.

•	Net new orders declined 36.7% to 38 in the three month period ended December 31, 2007 from 60 in the same period in 2006. Net new orders declined 7.2% to 233 in the twelve month period ended December 31, 2007 from 251 in the same period in 2006.

•	At December 31, 2007, our backlog was 39 homes with an aggregate contract price of $24.5 million, down from 85 homes with an aggregate contract price of $52.4 million at December 31, 2006.
Results of Operations:
Three Months Ended December 31, 2007, (Fourth Quarter 2007) Compared to Three Months Ended December 31, 2006 (Fourth Quarter 2006)
     Revenue. Total revenues were $51.9 million in the Fourth Quarter 2007, a decrease of $16.4 million or 24.0% from the same period in the prior year of $68.3 million. Homebuilding revenue (including custom homes services fees) was $50.1 million in the Fourth Quarter 2007, a decrease of $15.4 million or 23.5% from the same period in the prior year of $65.5 million. The number of homes delivered decreased 25 units year to year. The decrease in homebuilding revenue was the result of a 2.8% decrease in the average sales price and the decreased number of deliveries from 109 to 84 units. The average sales price declined to $583,000 in the Fourth Quarter 2007 from $600,000 in the Fourth Quarter 2006. The decrease in the average sales price was the result of changes in product mix, changes in product location and general market price declines as supply outpriced demand.
     During the Fourth Quarter 2007, we delivered 31 townhomes with an average sales price of $525,000 compared to 16 townhomes with an average sales price of $529,000 in the Fourth Quarter 2006. Townhomes represented 36.9% of homes delivered in the Fourth Quarter 2007 while the aggregate sales price was 32.5% of Fourth Quarter 2007 homebuilding revenue. We delivered 53 single family homes in the Fourth Quarter 2007 with an average sales price of $617,000 compared to 93 single family homes in the Fourth Quarter 2006 with an average sales price of $612,000. Single family homes represented 63.1% of homes delivered in the Fourth Quarter 2007 and the aggregate sales price was 65.3% of Fourth Quarter 2007 homebuilding revenue.

     We include the revenues of our mortgage services and title insurance services subsidiaries in financial and management service revenues. Financial and management services revenues were $1.8 million in the Fourth Quarter 2007, down $1.0 million or 35.7% from $2.8 million in the Fourth Quarter 2006. Financial and management services revenues contributed 3.5% of Fourth Quarter 2007 total revenues, down 14.6% from a year earlier of 4.1%.
     New Orders and Backlog. New orders declined 36.9% to 38 in the Fourth Quarter 2007 from 60 a year earlier. The aggregate value of new orders declined $10.1 million or 31.3% to $22.2 million from $32.3 million in the Fourth Quarter 2006. The average sales price in the Fourth Quarter 2007 was $583,000 comprised of 13 townhomes with an average sales price of $475,000 and 25 single family homes with an average sales price of $640,000. The average sales price in the Fourth Quarter 2006 was $539,000 comprised of 25 townhomes with an average sales price of $529,000 and 35 single family homes with an average sales price of $544,000. The total average sales price for new orders increased $44,000 or 8.2% from Fourth Quarter 2006 to Fourth Quarter 2007. Single family average sales prices increased 17.6% year over year while townhome average sales prices decreased 10.2%.
     At December 31, 2007, our backlog was 39 homes with an aggregate value of $24.5 million, down from a backlog of 85 homes with an aggregate value of $52.4 million a year earlier. The average sales price per home in backlog was $628,000 and $616,000 at year end 2007 and 2006, respectively, up $12,000 or 1.9%. The number of homes in backlog declined in 2007 due to a slowdown in the pace of new orders.
     Gross Homebuilding Margin. The gross homebuilding margin including custom home services fees was (6.4)% in the Fourth Quarter 2007, down from 14.4% in the Fourth Quarter 2006. The gross homebuilding margin for the Fourth Quarter 2007 and 2006 were 20.8% and 20.9%, respectively, excluding the effect of the $13.6 million and $4.3 million, respectively, of impairment charges. The decrease in the gross homebuilding margin was primarily the result of sales price decreases due to current market conditions and $13.6 million of impairment charges. The 2007 impairment charge includes $13.6 million on active and inactive neighborhoods. The 2006 impairment charges included $1.7 million on active neighborhoods, $1.1 million pre-acquisition costs incurred as part of discontinued projects and $1.5 million reduction of non-refundable deposits on projects expected to be abandoned by the Company.
     Selling and Marketing. Selling and marketing expenses were $3.9 million in the Fourth Quarter 2007, a decline of $1.2 million or 23.5% from $5.1 million in the Fourth Quarter 2006. Selling and marketing expenses as a percent of total revenues increased from 7.4% in the Fourth Quarter 2006 to 7.6% in the Fourth Quarter 2007.
     General and Administrative. General and administrative expenses decreased $2.4 million or 34.8% in the Fourth Quarter 2007 to $4.5 million from $6.9 million a year ago. General and administrative expenses as a percentage of total revenues decreased to 8.8% in the Fourth Quarter 2007 from 10.1% in the prior year. General and administrative expenses related to homebuilding operations was $3.4 million in the Fourth Quarter 2007, down 27.2% from $4.7 million a year earlier. Homebuilding general and administrative expenses in the Fourth Quarter 2007 was 6.8% of homebuilding revenue, down from 7.2% the prior year. The reduction in homebuilding general and administrative expenses year over year was primarily due to a reduction in headcount translating into lower employee compensation expense. Financial services general and administrative expenses was $1.1 million in the Fourth Quarter 2007 down 50.0% from $2.2 million a year earlier. The decrease was due to lower commissions as a result of decreased business levels.
     Gain (loss) on derivative contracts. Our homebuilding segment utilizes interest rate swap agreements to economically hedge our risk related to interest rate fluctuations related to our variable rate line of credit. During the Fourth Quarter 2007, our homebuilding segment had two interest rate swap agreements and one collar agreement outstanding with an aggregate notional amount of $50 million under which we make fixed interest rate payments and receive variable interest payments. The loss recognized by our homebuilding segment on derivative contracts, net was $972,226 for the Fourth Quarter 2007. During the Fourth Quarter 2006, we had two interest rate swap agreements and one collar agreement outstanding with an aggregate notional amount of $50 million. For the Fourth Quarter 2006, our homebuilding segment recognized a gain on derivative contracts of approximately $12,566.
     Other Income, net. Our homebuilding segment recognized other income, net in the Fourth Quarter 2007 of $0.2 million down $0.5 million from the Fourth Quarter 2006 of $0.7 million. Other income, net for the fourth quarter 2007 primarily represents forfeited purchaser deposits and interest earned on cash balances offset by fees from unused line of credit and letters of credits. Other income, net for 2006 primarily represents forfeited purchaser deposits and interest earned on cash balances offset by fees from unused line of credit and letters of credits.
     Minority interest. Minority interest expense represents our minority owners 25% interest in Heritage Mortgage and our minority owners 49% interest in First Excel Title, LLC (First Excel). Minority interest was $0.1 million for the fourth quarter 2007 and $0.2 million for the Fourth Quarter 2006.
     Net Income. Net income (loss) declined to ($10.7) million in the Fourth Quarter 2007 from $0.8 million in the Fourth Quarter 2006. Our homebuilding segment experienced a decrease in net income from $0.3 million in the Fourth Quarter 2006 to ($10.8) million in the Fourth Quarter 2007. This decrease was primarily the result of the decreased homebuilding sales revenue and $13.6 million of impairment charges in the Fourth Quarter 2007. Financial services net income was $0.1 million in the Fourth Quarter 2007 compared to $0.4 million for the Fourth Quarter 2006.
Year Ended December 31, 2007 Compared to Year Ended December 31, 2006
     Revenue. Total revenues were $170.0 million in 2007, a decrease of $80.3 million or 32.1% from the prior year of $250.3 million. Homebuilding revenues were $160.5 million in 2007, a decrease of $58.6 million or 26.7% from $219.1 million in 2006. The decrease in homebuilding revenue was the result of a 20.7% decrease in the number of units delivered and a 7.6% decrease in the average sales price. The number of homes delivered was 279, a decrease of 73 from the prior year of 352. The average sales price declined to $575,000 in 2007 from $622,000 the prior year. The decrease in the average sales price was due to a housing supply exceeding demand, changes in product mix, location and general market price declines.
     During 2007, we delivered 107 townhomes with an average sales price of $525,000 compared to 52 townhomes in 2006 with an average sales price of $378,000. Townhomes represented 38.4% of homes delivered in 2007 while the aggregate sales price was 35.0% of 2007 homebuilding revenue. We delivered 172 single family homes in 2007 with an average sales price of $607,000 compared to 300 single family homes in 2006 with an average sales price of $665,000. Single family homes represented 61.6% of homes delivered in 2007. The number of townhomes delivered increased 105.8% year over year while the number of single family homes delivered declined 42.7% from 2006 to 2007. The average sales price of townhomes delivered increased $147,000 or 38.9% from 2006 to 2007 while the average sales price of single family homes delivered declined $58,000 or 8.7% year over year.
     There were no land sales in 2007, compared to $19.3 million a year earlier. The 2006 land sales are a direct result of the Neighborhood Holdings contribution of its ownership in Wildewood Residential, LLC (Residential) to Capital. The Company does not anticipate significant land sales in the future. All land sales between Residential and Capital have been eliminated for all periods presented.
     In 2007, the Company got involved in the construction of custom homes for individuals that are not home buying customers of the Company. Total custom home servicing fees for 2007 were $1.4 million.
     We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $7.2 million in 2007, down $4.6 million or 39.0% from $11.8 million in 2006. Financial services revenues contributed 4.2% of 2007 total revenues, down from 4.8% a year earlier. The decrease in revenues year to year was primarily driven by a 27.7% decrease in the number of loans originated from 2006 to 2007 and a 2.8% decrease in the average loan size on which origination fees are based.

     During 2007, Heritage Mortgage was responsible for handling the financing needs of 86.4% of our homebuying customers. During 2007, First Excel was responsible for underwriting the title insurance for approximately 95.0% of our Virginia homebuying customers.
     Management Services revenues were approximately $939,000 and $110,000 for the periods ended December 31, 2007 and 2006, respectively. In 2007 and 2006, the Company charged Neighborhood Holdings, LLC (its parent) and Heritage Contracting management and accounting fees of $450,000 and $120,000 and $0 and $110,000, respectively. In addition, the Company received a one time fee for services on the sale of a related parties property of $368,000 in 2007.
     New Orders and Backlog. New orders declined 7.2% to 233 in 2007 from 251 a year earlier. The aggregate value of new orders declined $16.7 million or 11.2% to $132.3 million from $149.0 million in 2006. The average sales price in 2007 was $568,000 comprised of 83 townhomes with an average sales price of $507,000 and 150 single family homes with an average sales price of $602,000. The average sales price in 2006 was $594,000 comprised of 62 townhomes with an average sales price of $490,000 and 189 single family homes with an average sales price of $628,000. The total average sales price for new orders declined nearly $26,000 or 4.4% from 2006 to 2007. Single family average sales prices declined 4.1% year over year while townhome average sales prices increased 3.5%. The increase in the average selling price of townhomes year to year is directly attributable to community location. At December 31, 2007, our backlog was 39 homes with an aggregate value of $24.5 million, down from a backlog of 85 homes with an aggregate value of $52.4 million a year earlier. The average sales price per home in backlog was $628,000 and $616,000 at year end 2007 and 2006, respectively, up $12,000 or 1.9%. The number of homes in backlog declined in 2007 due to a slowdown in the pace of new orders as supply exceeded demand.
     We believe the slowdown is attributable to a decline in consumer confidence, an overall softening of demand for new homes and an oversupply of homes available for sale. We attribute the reduction in demand to concerns on the part of prospective home buyers about the direction of home prices, due in part to many homebuilders advertising price reductions and increased sales incentives, and concerns by the prospective home buyer about being able to sell their existing homes. In addition, we believe speculators and investors are no longer helping to fuel demand.
     Gross Margin-Homebuilding. The gross margin-homebuilding including custom home services fees and excluding land sales was 1.5% in 2007, down from 20.7% in 2006. The decrease in the gross homebuilding margin was primarily due to sales price decreases generated by the current market and $33.0 million of impairment charges in 2007 which were partially offset by cost reductions received from material and labor vendors and the impact of decreased cycle times. As a result of current market conditions, the Company incurred $33.0 million of impairment charges in 2007. The charges included $32.9 million on active and inactive neighborhoods and the write-off of $0.1 million pre-acquisition costs incurred as part of discontinued projects. There were $9.2 million in impairment charges in 2006. The gross homebuilding margin in 2007 and 2006 before impairment was 21.9% and 24.9%, respectively.
     Selling and Marketing. Selling and marketing expenses were $11.9 million in 2007, a decline of $3.1 million or 20.7% from $15.0 million in 2006. Selling and marketing expenses as a percent of total revenues increased from 6.8% in 2006 to 7.0% in 2007.
     General and Administrative. Total general and administrative expenses decreased $8.0 million or 28.6% in 2007 to $20.0 million from $28.0 million a year ago. General and administrative expenses as a percentage of total revenues increased to 11.7% in 2007 from 11.2% in the prior year. General and administrative expenses related to homebuilding operations was $13.4 million in 2007, down 28.7% from $18.8 million a year earlier. Homebuilding general and administrative expenses in 2007 was 8.2% of homebuilding revenue, down from 8.6% the prior year. The reduction in homebuilding general and administrative expenses year over year was primarily due to a reduction in headcount translating into lower employee compensation expense offset by legal accruals. Financial services general and administrative expenses was $6.6 million in 2007 down 27.5% from $9.1 million a year earlier. The decrease was due to lower commissions as a result of decreased business levels.

     Gain (loss) on derivative contracts. Our homebuilding segment utilizes interest rate swap agreements to economically hedge our risk related to interest rate fluctuations related to our variable rate line of credit. During 2007, our homebuilding segment had two interest rate swap agreements and a collar agreement outstanding with an aggregate notional amount of $50 million under which we make fixed interest rate payments and receive variable interest payments. Our homebuilding segment recognized a loss on derivative contracts, net of approximately $1.4 million for 2007. During 2006, we had three interest rate swap agreements outstanding with an aggregate notional amount of $50 million. For 2006, our homebuilding segment recognized a gain on derivative contracts of approximately $391,000.
     Other Income, net. Our homebuilding segment recognized other income, net in 2007 of $0.7 million. Other income, net for 2007 primarily represents forfeited purchaser deposits and interest earned on cash balances offset by fees from unused line of credit and letters of credits. Other income, net for 2006 of $1.5 million primarily represents forfeited purchaser deposits and interest earned on cash balances offset by fees from unused line of credit and letters of credits.
     Minority interest. Minority interest expense represents our minority owner’s 25% interest in Heritage Mortgage and our minority owner’s 49% interest in First Excel Title. Minority interest was $0.2 million for 2007 and $0.8 million for 2006.
     Net Income(loss). Net income (loss) declined $39.8 million to ($21.2) million in 2007 from $18.6 million in 2006. Our homebuilding segment experienced a decrease in net income from $16.8 million in 2006 to ($21.5) million in 2007. This decrease was primarily the result of the decreased homebuilding sales revenue and $33.0 million of impairment charges in 2007. Financial services net income declined $1.5 million to $0.3 million in 2007 compared to $1.8 million for 2006. The decrease reflects the general business decline in both our mortgage and title businesses.
Liquidity and Capital Resources
     Liquidity
     We assess our liquidity in terms of our ability to generate cash to fund our operating activities. For the year ended December 31, 2007, our cash flow activities were as follows:
     Cash Flows from Operating Activities. Net cash used in operating activities was $3.7 million in 2007, down significantly from net cash used by operating activities of $37.8 million a year earlier. The decrease in net cash used in operating activities was the result of a substantial decline in cash used for land purchases and construction activities. The increase in real estate inventory was $15.5 million in 2007 compared to $63.0 million in 2006.
     Cash Flows from Investing Activities. Net cash used in investing activities represents the purchase of property and equipment of approximately $0.1 million in 2007 and approximately $0.9 million in 2006.
     Cash Flows from Financing Activities. Cash provided by financing activities was $5.7 million in 2007, down substantially from cash used in financing activities of $2.8 million a year earlier. In 2007, we borrowed $16.3 million and repaid loans in the amount of $2.8 million. Distributions to members and minority partners decreased $8.9 million from $13.6 million in 2006 to $4.7 million in 2007. The Company also made a $3.6 million tax distribution in January 2008.
     Capital Resources
     Our financing needs depend on sales volume, asset turnover, land acquisition and development inventory balances. We have incurred substantial indebtedness and may incur substantial indebtedness in the future to fund the growth of our homebuilding activities. During 2007, we purchased approximately $11.2 million of land using available cash generated from operations and borrowing under our $127.5 million senior secured facility.

     On October 12, 2007, our senior secured credit facility was amended to, among other things, extend the maturity date of the facility by one year from December 1, 2009 until December 1, 2010. The senior secured credit facility provides financing of up to $127.5 million, consisting of a revolving credit facility and includes borrowing capacity available to our subsidiary Neighborhoods Capital, LLC and certain of its subsidiaries, for letters of credit. The reduction in the amount of financing available from $150.0 to $127.5 million was a result of the reduction in the number of syndicated banks participating in the facility. The facility was also amended to reinstitute an “accordion” feature which allows for, at the companies option (i) the addition of syndicated banks and (ii) an increase in future financing under the facility to $150.0 million. The facility was also amended to reflect changes to the calculation of the borrowing base, including the amount of time during which land under development and finished lots may be included in the calculation of the borrowing base. An additional $7.7 million was added to the borrowing base as a result of the October 12, 2007 loan amendment.
     We finance our land acquisitions, land improvements, homebuilding, development and construction activities from internally generated funds and our senior secured credit facility. The senior secured credit facility is a three-year facility that matures on December 1, 2010 and can be extended one year every December 1 subject to the lender’s approval. As of December 31, 2007, we had $69.0 outstanding on our senior secured credit facility and had issued letters of credit totaling $3.0 million. Our borrowing capacity under the senior secured credit facility is dependent on borrowing base calculations stipulated by the facility agreement. At December 31, 2007, these calculations allowed for available borrowings of $93.5 million on the line of credit of which the Company has borrowed $69.0 million. As more properties owned by the Company are added to the borrowing base the available borrowings will increase. Borrowings under the senior secured credit facility are secured by land and construction work-in-progress and carry a floating interest rate of one month LIBOR plus a margin that ranges from 175 to 225 basis points. The margin was 175 basis points and the interest rate was 6.73% as of December 31, 2007.
     At December 31, 2007, the Company is in compliance with its debt covenants.
     A $10.0 million warehouse line of credit provides financing for mortgage loans originated by Heritage Mortgage. The warehouse line of credit currently bears interest at the Federal Funds Rate plus 1.00%. Mason is the principal borrower under the $10 million warehouse facility with Cardinal Bank, and Heritage Mortgage is jointly and severally liable with Mason for the obligations under the warehouse facility as an accommodation party (which in this case is equivalent to a guarantor). Accordingly, Heritage Mortgage bears no interest cost nor has any outstanding borrowings on the warehouse facility because ownership of the originated loans is transferred to Mason concurrent with our closing of the loan with the borrower.
     In the third quarter of 2007, the Company repurchased subordinated notes with a face value of $4.3 million for $3.1 million. The transaction resulted in a gain on extinguishment of debt of $1.0 million, after the write-off of related deferred financing costs. The Company will continue to assess the current market value of the subordinated debt, outstanding debt on the line of credit and future liquidity requirements in determining the Company’s desire to repurchase additional subordinated debt.
     Subsequent to the 2007 year end, the Company purchased an additional $7.4 million (face value) of the senior subordinated notes for $3.7 million. The transactions resulted in a gain on extinguishment of debt of $3.5 million after the write-off of related deferred financing costs. Subsequent to the 2007 year end, Neighborhood Holdings purchased $16.5 million (face value) of senior subordinated notes in three individually negotiated transactions for $8.1 million. Neighborhood Holdings is holding the senior subordinated notes for investment income.
     Neighborhood Holdings, LLC, our parent, has substantial obligations to make payments on its outstanding Class A membership interests. Neighborhood Holdings is obligated to pay approximately $350,000 a month to the holders of Class A membership interests. As of March 25, 2008, Class A membership interests will be redeemed in installments each June 30, 2008 to 2011 as follows, $1.0 million, $12.8 million, $12.4 million and $11.2 million, respectively. Neighborhood Holdings has a right to request the holders of Class A membership interests to roll forward for a three year period the obligations due on each of those dates in addition, from time to time, Neighborhood Holdings makes distribution payments on its Class B membership interests, a portion of which may be used to fund the tax obligations of the beneficial holders thereof, Martin K. Alloy and Steven B. Alloy, which are attributable to our income by virtue of our being a “pass-through” entity for income tax purposes. Neighborhood Holdings relies on distributions from its subsidiaries, including the Company, to fund these payments. For 2007 and 2006, these distributions to Neighborhood Holdings equaled $8.0 million, which includes the 2007 tax distribution of $3.6 million made within 30 days of the year ended December 31, 2007, and $12.8 million, respectively.
     The Trust Indenture related to the senior subordinated notes issued August 2005 permits the payment of distributions including but not limited to the following: a) a permitted tax dividend to permit the direct and indirect beneficial owners of the equity interests to pay taxes on the net income generated by Stanley-Martin Communities, LLC, a pass-thru entity; b) up to $4.0 million each calendar year to allow Neighborhood Holdings to make required monthly payments to the Neighborhood Holdings Series A Investors; c) up to $500,000 each calendar year to allow Neighborhood Holdings to pay corporate overhead expenses incurred in the ordinary course of business; and d) an aggregate $5.0 million of additional ‘Restricted Payments’ (as defined therein) from August 10, 2005. In addition, the Trust Indenture provides for additional distributions of fifty percent (50%) of consolidated net income for the period only to the extent certain ratios are maintained (the ‘Ratio Exception’ as defined in the Trust Indenture)
     Set forth hereinafter is a summary of the distributions made by the Company to Neighborhood Holdings in 2007 and 2006.

	2007	2006
	($ in thousands)
Net income (loss)	$(21,217)	$18,596

Permitted Tax Distributions (1)	$3,571	$7,334
Class A Interests (2)	3,924	4,000
Neighborhood Holdings Overhead (2)	450	379
50% Net Income (3)	—	1,107
$5.0 million basket	—	—

Total distributions	$7,945	$12,820

(1)	Blended tax rate, the $3,571 permitted Tax Distribution for 2007 was paid in January 2008.

(2)	Limited to amount actually paid

(3)	Limited by Ratio Exception
     We believe that our available financing is adequate to support distributions and our operations and planned land acquisitions through 2009.
Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of sales when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of sales for 2007 and 2006 is summarized as follows:

	December 31,
	2007	2006
Interest incurred and capitalized	$19,202,207	$19,106,562
Interest cost unrelated to homebuilding, expensed	$134,250	$179,527
Capitalized interest charged in cost of sales	$6,978,878	$8,787,519

     Interest costs unrelated to homebuilding activities were expensed and included in “other income” in the statement of operations.
     Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Net income (loss)	$(10,712,393)	$758,707	$(21,216,542)	$18,596,072

Expensing of previously capitalized interest included in cost of sales	1,955,729	3,727,082	6,978,878	8,787,519

Impairment charges	13,615,618	4,262,575	32,960,562	9,222,797

Other non-capitalized interest	21,785	38,717	134,250	179,527

Depreciation	131,246	149,000	611,872	586,438

EBITDA	$5,011,985	$8,936,081	$19,469,020	$37,372,353

EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, and (d) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.
     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected historical results is included in “Risk Factors” in our Registration Statement on Form S-4/A dated April 20, 2006. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC
Consolidated Balance Sheets

	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$4,664,911	$2,845,724
Real estate inventory	263,008,573	281,965,819
Deposits and escrows, net	2,536,533	4,504,954
Property and equipment, net	1,645,065	2,135,396
Due from related parties	86,306	154,851
Accounts receivable	2,388,026	1,725,563
Deferred financing costs, net	4,054,793	4,724,913
Other assets, net	1,808,743	2,038,357

	$280,192,950	$300,095,577

LIABILITIES AND MEMBER’S CAPITAL
Liabilities:
Debt	$214,720,000	$205,500,000
Accounts payable and accrued expenses	5,259,319	6,508,057
Due to related parties	51,816	9,020
Accrued interest payable	5,749,318	5,880,755
Purchaser deposits	1,112,613	2,802,833
Cost to complete and customer service reserves	3,639,239	5,592,766
Other liabilities	3,753,625	2,226,596

Total liabilities	234,285,930	228,520,027
Minority interest	373,615	451,105
Member’s capital	45,533,405	71,124,445

	$280,192,950	$300,095,577

Condensed Consolidated and Combined Statements of Operations and Member’s Capital/Stockholders’ Equity
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues:

Homebuilding sales —homes	$48,987,758	$65,486,292	$160,485,010	$219,089,702
Land sales	—	—	—	19,283,490
Custom home services fees	1,113,123	—	1,432,198	—
Financial services	1,330,465	2,802,531	7,187,043	11,800,327
Management services	511,348	21,031	938,658	109,992

Total revenues	51,942,694	68,309,854	170,042,909	250,283,511

Operating expenses:

Cost of sales — homes	38,901,534	51,819,476	125,479,561	164,538,117
Cost of land sales	—	—	—	15,969,350
Cost of sales — custom homes services	798,248	—	1,009,747	—
Impairment of real estate inventory and contract deposits	13,615,618	4,262,575	32,960,562	9,222,797
Selling and marketing expense	3,940,749	5,080,599	11,924,661	15,036,547
General and administrative expenses	4,547,990	6,879,099	19,960,248	28,029,613

Operating income	(9,861,445)	268,105	(21,291,870)	17,487,087
Gain (loss) on derivative contracts, net	(972,226)	12,566	(1,364,911)	391,046
Gain on extinguishment of debt	—	—	1,012,596	—

Other income, net	204,582	668,916	675,928	1,485,011

Net income (loss) before minority interest	(10,629,089)	949,587	(20,968,257)	19,363,144

Minority interest	(83,304)	(190,880)	(248,285)	(767,072)

Net income (loss)	(10,712,393)	758,707	(21,216,542)	18,596,072

Distributions to members	(821,998)	(1,020,000)	(4,374,498)	(12,820,000)
Beginning member’s capital	57,067,796	71,385,738	71,124,445	65,348,373

Member’s capital	$45,533,405	$71,124,445	$45,533,405	$71,124,445

Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Years Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(21,216,542)	$18,596,072
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Impairment of real estate inventory	32,960,562	9,222,797
Gain on extinguishment of senior subordinated notes	(1,012,596)	—
Depreciation and amortization	611,872	586,438
Changes in fair value of derivative contracts	1,578,750	16,683
Minority interest	248,285	767,072
Change in:
Real estate inventory	(15,461,627)	(62,962,079)
Accounts receivable and other assets	(653,660)	(964,781)
Due to/from related parties	111,341	(3,055,688)
Deposits and escrows	2,018,421	4,772,131
Accounts payable and accrued expenses	(1,248,738)	(279,451)
Purchaser deposits	(1,690,220)	(4,477,513)
Accrued interest payable	(131,437)	(1,382,684)
Other liabilities	169,090	1,348,138

Total adjustments	17,500,043	(56,408,937)

Net cash provided by (used in) operating activities	(3,716,499)	(37,812,865)

Cash flows used in investing activities-
Purchases of property and equipment	(121,541)	(859,074)

Cash flows from financing activities:
Repurchase of senior subordinated notes	(3,142,500)	—
Borrowings of loans payable	—	11,508,576
Repayments of loans payable	(2,750,000)	(53,482,374)
Draws on (repayments of) line of credit, net	16,250,000	52,750,000
Financing costs	—	—
Distributions to member	(4,374,498)	(12,820,000)
Distributions to minority partners	(325,775)	(770,406)

Net cash provided by (used in) financing activities	5,657,227	(2,814,204)

Net increase (decrease) in cash and cash equivalents	1,819,187	(41,486,143)
Cash and cash equivalents at beginning of year	2,845,724	44,331,867

Cash and cash equivalents at end of year	$4,664,911	$2,845,724

Supplemental disclosures of cash flow information:
Cash paid during the year for interest net of capitalized interest of $19,202,207 and $19,106,562 respectively	$134,250	$179,527

Supplemental disclosure of noncash financing activity:
Seller financing in connection with land acquisition	$—	$2,750,000

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for the three month and twelve month periods ended December 31, 2007 and 2006 (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Homes Delivered (homes):
Single-family	53	93	172	300
Townhome	31	16	107	52

Total	84	109	279	352

Average Sales Price of Homes Delivered:
Single-family	$617	$612	$607	$665
Townhome	$525	$529	$525	$378
Average sales price of homes closed	$583	$600	$575	$622

Revenue from Homes Delivered:
Single-family	$32,725	$56,884	$104,335	$199,434
Townhome	16,263	8,470	56,150	19,656

Total	$48,988	$65,354	$160,485	$219,090

Revenue from Land Sales	$—	$—	$—	$19,283

Custom Homes Services Fees:	$1,113	$—	$1,432	$—

New Orders (homes):
Single-family	25	35	150	189
Townhome	13	25	83	62

Total	38	60	233	251

Average Sales Price of New Orders:
Single-family	$640	$544	$602	$628
Townhome	$475	$529	$507	$490
Average sales price of all new orders	$583	$539	$568	$594
Value of New Orders:

Single-Family	$15,991	$19,013	$90,259	$118,616
Townhome	6,170	13,331	42,079	30,392

Total	$22,161	$32,344	$132,338	$149,008

Backlog at End of Period (homes):
Single-family	35	57	35	57
Townhome	4	28	4	28

Total	39	85	39	85

Average Sales Price Backlog Value at End of Period:
Single-family	$641	$636	$641	$636
Townhome	514	576	$514	$576
Average sales price backlog value for all homes in backlog	$628	$616	$628	$616

Backlog Sales Value at End of Period:
Single-family	$22,435	$36,263	$22,435	$36,263
Townhome	2,055	16,127	2,055	16,127

Total	$24,490	$52,390	$24,490	$52,390